Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-8 pertaining to the 2006 Equity Incentive Award Plan and the Amended and Restated 2003 Employee Stock Purchase Plan of our reports dated February 22, 2011 on the consolidated financial statements of Questcor Pharmaceuticals, Inc., and the effectiveness of Questcor Pharmaceuticals, Inc.’s internal control over financial reporting, included in its Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Odenberg, Ullakko, Muranishi & Co. LLP

San Francisco, CA
July 28, 2011